EXHIBIT NO. 23.1

CONSENT OF KPMG LLP

The Board of Directors
CDI Corp:

We consent to the use of our report dated February 21, 2003, with respect to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 19, 2004